CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$12,712,460	$906.40

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated November 24, 2010

(To the Prospectus dated August 31, 2010,

Prospectus Supplement dated August 31, 2010 and

Index Supplement dated August 31, 2010)

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-169119

$12,712,460 Barclays Bank PLC Performance Securities with

Contingent Protection Linked to the S&P 500® Index due November 30, 2015

Investment Description

Performance Securities with Contingent Protection (the “Securities”) are unsecured debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the S&P 500® Index (the “Index”). The amount you receive at maturity is based on the Index Return and, in certain circumstances, on whether the level of the Index has closed below the Trigger Level, which is equal to 50% of the Index Starting Level, on the Final Valuation Date. If the Index Return is positive, at maturity, you will receive an amount in cash per security that is equal to your principal amount plus an amount based on the Index Return multiplied by the Participation Rate of 121.97%. If the Index Return is zero or if the Index Return is negative and the Index has not closed below the Trigger Level on the Final Valuation Date, you will receive your principal. If the Index Return is negative and the Index closed below the Trigger Level on the Final Valuation Date, your Securities will be fully exposed to the depreciation of the Index, and you could lose some or all of your investment. Investors will not receive interest or dividend payments during the term of the Securities. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent protection feature only applies at maturity. Any payment on the Securities, including any contingent protection feature, is subject to the creditworthiness of the issuer and is not, either directly or indirectly, an obligation of any third party.

Features

❑

Core Investment Opportunity: If you are seeking market exposure to the Index, the Securities may provide an alternative to traditional investments. At maturity, the Securities allow you to participate in any positive Index Return while providing an initial cushion from any negative Index Return up to the Trigger Level.

❑

Contingent Protection Feature: If you hold the Securities to maturity and the Index does not close below the Trigger Level on the Final Valuation Date, you will receive at least 100% of your principal, subject to the creditworthiness of the issuer. If the Index closes below the Trigger Level on the Final Valuation Date, your investment will be fully exposed to any negative Index Return.

Key Dates

Trade Date:	November 24, 2010
Settlement Date:	November 30, 2010
Final Valuation Date[1]:	November 23, 2015
Maturity Date[1]:	November 30, 2015

[1]

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Asset or Variables (other than Commodities)” in the prospectus supplement.

Security Offering

We are offering Performance Securities with Contingent Protection linked to the S&P 500® Index. The Securities are not subject to a predetermined maximum gain. Any return at maturity will be determined by the appreciation of the Index and the Participation Rate. The Securities are offered at a minimum investment of $1,000.

Offering	Index Symbol[1]	Participation Rate	Index Starting Level	Trigger Level	CUSIP	ISIN
Securities linked to the S&P 500® Index	SPX	121.97%	1,198.35	599.18 (50% of the Index Starting Level)	06740P833	US06740P8335
[1]	Bloomberg L.P.

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010, the index supplement dated August 31, 2010 and this pricing supplement. See “Key Risks” on page PS-5 of this pricing supplement, “Risk Factors” beginning on page S-5 of the prospectus supplement and “Risk Factors” beginning on page IS-2 of the index supplement for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.35	$9.65
Total	$12,712,460.00	$444,936.10	$12,267,523.90

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 and the index supplement dated August 31, 2010 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

♦	Prospectus supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

♦	Index Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201630/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Performance Securities with Contingent Protection linked to the S&P 500® Index that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

♦	You are willing to expose your principal to the full downside performance of the Index if the Index closes below the Trigger Level on the Final Valuation Date.

♦	You have a moderate to high risk tolerance.

♦	You believe the Index will appreciate over the term of the Securities.

♦	You seek an investment with a return linked to the performance of the S&P 500® Index.

♦	You are willing to forego dividends paid on the stocks included in the Index in exchange for enhanced returns if the Index appreciates and contingent protection if the Index declines.

♦	You are willing to invest in the Securities based on the the Participation Rate of 121.97%.

♦	You do not seek current income from this investment.

♦	You are willing to hold the Securities to maturity, a term of 5 years and are not seeking an investment for which there will be an active secondary market.

♦	You are comfortable with the creditworthiness of Barclays Bank PLC, as issuer of the Securities.

The Securities may not be suitable for you if:

♦	You seek an investment that is fully principal protected.

♦	You do not seek an investment with exposure to the S&P 500® Index.

♦	You do not believe the Index will appreciate over the term of the Securities.

♦	You are unable or unwilling to hold the Securities to maturity, a term of 5 years.

♦	You prefer to receive dividends paid on the stocks included in the Index.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦	You seek current income from this investment.

♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities.

♦	You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the ‘Key Risks’ beginning on page PS-5 of this pricing supplement for risks related to an investment in the Securities.

Final Terms[1]

Issuer:	Barclays Bank PLC
Issue Price:	$10 per Security
Term:	5 years
Reference Asset[2]:	S&P 500® Index (the “Index”).
Participation Rate:	121.97%
Payment at Maturity (per $10)[3]:

Your Securities are not fully principal protected. If the Index closes below the Trigger Level on the Final Valuation Date, your principal is fully exposed to any decline in the Index.

If the Index Return is positive, you will receive:

$10 + [$10 x Index Return x

Participation Rate]

If the Index Return is 0% you will receive the principal amount of your Securities at maturity.

If the Index Return is negative and the Index Ending Level does not close below the Trigger Level on the Final Valuation Date, you will receive the principal amount of your Securities at maturity.

If the Index Return is negative and the Index Ending Level closed below the Trigger Level on the Final Valuation Date, you will receive the principal amount of your Securities as reduced by such negative Index Return at maturity:

$10 + [$10 x Index Return]

In this scenario the Contingent Protection is lost and investors will receive a payment at maturity that is less than their principal.

Index Return:	Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level:	1,198.35, which is the closing level of the Index on the Trade Date.
Index Ending Level:	The closing level of the Index on the Final Valuation Date.
Trigger Level[3]:	599.175, which is 50% of Index Starting Level.
Calculation Agent:	Barclays Bank PLC

Determining Payment at Maturity

1	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

2	For a description of adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

3	Any payment on the Securities, including any contingent protection is provided by Barclays Bank PLC and therefore, is dependent on the ability of Barclays Bank PLC to satisfy its obligations when they come due and is not, either directly or indirectly, an obligation of any third party.

Hypothetical Examples and Return Table of the Securities at Maturity

The following table and examples are based on the principal amount per Security of $10, an Index Starting Level of 1,198.35 and the Participation Rate of 121.97%.

Index Ending Level	Index Return*	Payment at Maturity	Securities Total Return at Maturity
2,396.70	100.00%	$22.20	121.97%
2,276.87	90.00%	$20.98	109.77%
2,157.03	80.00%	$19.76	97.58%
2,037.20	70.00%	$18.54	85.38%
1,917.36	60.00%	$17.32	73.18%
1,797.53	50.00%	$16.10	60.99%
1,677.69	40.00%	$14.88	48.79%
1,557.86	30.00%	$13.66	36.59%
1,438.02	20.00%	$12.44	24.39%
1,318.19	10.00%	$11.22	12.20%
1,198.35	0.00%	$10.00	0.00%
1,078.52	-10.00%	$10.00	0.00%
958.68	-20.00%	$10.00	0.00%
898.76	-25.00%	$10.00	0.00%
838.85	-30.00%	$10.00	0.00%
719.01	-40.00%	$10.00	0.00%
599.18	-50.00%	$10.00	0.00%
479.34	-60.00%	$4.00	-60.00%
359.51	-70.00%	$3.00	-70.00%
239.67	-80.00%	$2.00	-80.00%
119.84	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

*	The Index Return excludes any cash dividend payments.

Example 1—The level of the Index increases by 10% from an Index Starting Level of 1,198.35 to an Index Ending Level of 1,318.19.

Because the Index Ending Level of 1,318.19 is greater than the Index Starting Level of 1,198.35, the investor receives a payment at maturity of $11.22 per $10.00 Security principal amount, representing a total return of 12.20% on the Securities.

$10 + ($10 x Index Return x Participation Rate)

$10.00 + [$10.00 x (10% x 121.97%)] = $11.22

Example 2—The level of the Index decreases by 20% from an Index Starting Level of 1,198.35 to an Index Ending Level of 958.68, and therefore the Index does not close below the Trigger Level of 599.18 on the Final Valuation Date.

Because the Index Ending Level of 958.68 is less than the Index Starting Level of 1,198.35 but above the Trigger Level, the investor receives a payment at maturity of $10 per $10 principal amount of Securities.

Example 3: The level of the Index decreases by 60% from an Index Starting Level of 1,198.35 to an Index Ending Level of 479.34, and therefore the Index closes below the Trigger Level of 599.18 on the Final Valuation Date.

Because the Index Ending Level of 479.34 is less than the Index Starting Level of 1,198.35 and below the Trigger Level, principal protection is lost and the investor receives a payment at maturity of $4.00 per $10.00 Security principal amount, representing a total return of -60% on the Securities.

$10 + ($10 x Index Return)

$10 + ($10 × -60%) = $10 – $6 = $4

If the Index closes below the Trigger Level on the Final Valuation Date, investors are fully exposed to any decline of the Index and could lose some or all of their principal at maturity.

What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities and you would recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. Any gain you recognize upon the sale or maturity of your Securities would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Securities, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦

You risk Losing Some or All of Your Principal—If the Index Ending Level is below the Trigger Level, resulting in an Index Return of less than -50%, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Index Return is less than 0% (i.e., you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Index Ending Level declines below the Index Starting Level). Accordingly, if the Index Ending Level has declined by more than 50% from the Index Starting Level over the term of the Securities, you risk losing 100% of your principal.

♦

Contingent Protection Only If You Hold the Securities to Maturity—You will be entitled to receive at least the principal amount of your Securities under the certain limited circumstances described in this pricing supplement only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you sell your Securities in the secondary market prior to maturity, you will not receive contingent principal protection on the portion of your Securities sold. You should be willing to hold your Securities to maturity. Contingent protection provided at maturity is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

♦

The Payment at Maturity on Your Notes is Not Based on the Level of the Index at Any Time Other than the Final Valuation Date—The Index Ending Level of the Index and the Index Return will be based solely on the closing level of the Index on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Index drops significantly on the Final Valuation Date, the payment at maturity, if any, that you will receive on your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the Index at a time prior to such drop. Although the level of the Index on the maturity date or at other times during the life of your Notes may be higher than the level of the Index on the Final Valuation Date, you will not benefit from the level of the Index at any time other than the Final Valuation Date.

♦

The Index Reflects Price Return, Not Total Return—The return on your Securities is based on the performance of the Index, which reflects the changes in the market prices of the component stocks underlying the Index. It is not, however, linked to a ‘total return’

index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the component stocks. The return on your Securities will not include such a total return feature or dividend component.

♦

Owning the Securities is Not the Same as Owning the Stocks Comprising the Index—The return on your securities may not reflect the return you would realize if you actually owned the stocks included in the Index. As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the Index would have.

♦

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity—While the payment at maturity for the offered Securities described in this pricing supplement is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦

Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.35 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

♦

Limited Liquidity—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦

Credit of Issuer—The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any contingent protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the contingent protection or any other amounts owed to you under the terms of the Securities.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

Taxes—The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

♦

Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Index.

♦

Potential Barclays Bank PLC Impact on Price—Trading or transactions by Barclays Bank PLC or its affiliates in the stocks composing the Index, or in futures, options, exchange traded funds or other derivative products on the stocks comprising the Index may adversely affect the market value of the stocks comprising the Index, the level of the Index, and, therefore, the market value of the Securities.

♦

Many Economic and Market Factors Will Affect the Value of the Securities—In addition to the level of the Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Index;

♦	the time to maturity of the Securities;

♦	the market price and dividend rate on the component stocks underlying the Index;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

S&P 500® Index

The S&P 500® Index (the “S&P 500 Index”) is published by Standard & Poor’s Financial Services LLC. The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500 Index, with the percentage weight of each group as of November 24, 2010 indicated below: Consumer Discretionary (10.81%); Consumer Staples (10.99%); Energy (11.66%); Financials (15.28%); Health Care (11.16%); Industrials (10.84%); Information Technology (19.17%); Materials (3.60%); Telecommunications Services (3.07%); and Utilities (3.41%). The foregoing information is derived without independent verification from the following website: http://www.standardandpoors.com. We are not incorporating by reference the website or any material it includes into this pricing supplement.

The S&P 500 Index is reported by Bloomberg under the ticker symbol “SPX <Index>“.

The information on the S&P 500 Index provided in this pricing supplement should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—S&P 500® Index” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the S&P 500 Index based on the weekly closing levels of the S&P 500 Index from April 4, 1997 through November 24, 2010. The closing level of the S&P 500 Index on November 24, 2010 was 1,198.35.

We obtained the closing levels of the S&P 500 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Final Valuation Date. We cannot give you assurance that the performance of the S&P 500 Index will result in the return of any of your initial investment.

S&P 500® Index Historical Performance

April 4, 1997 – November 24, 2010

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement that is available in connection with the sale of the Securities.